Exhibit 99.1

Cognex Reports Record Quarterly Revenue and Record Quarterly Net Income

NATICK, Mass.--(BUSINESS WIRE)--October 28, 2013--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the third quarter of 2013. Selected financial data for the quarter and nine months ended September 29, 2013 is compared to the second quarter of 2013, the third quarter of 2012 and the first nine months of 2012 in Table 1 below. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1

	Revenue	Net Income	Net Income per Diluted Share*
Quarterly Comparisons
Current quarter: Q3-13	$90,788,000	$20,727,000	$0.23
Prior year’s quarter: Q3-12	$80,076,000	$17,805,000	$0.20
Change from Q3-12 to Q3-13	13%	16%	14%
Prior quarter: Q2-13	$86,510,000	$16,820,000	$0.19
Change from Q2-13 to Q3-13	5%	23%	22%
Year-to-Date Comparisons
Nine months ended Sept. 29, 2013	$258,190,000	$53,130,000	$0.59
Nine months ended Sept. 30, 2012	$242,111,000	$51,854,000	$0.59
Change from first nine months of 2012 to first nine months of 2013	7%	2%	0%

*Adjusted for the two-for-one stock split effective September 16, 2013.

“What great results we reported tonight for the third quarter of 2013!” exclaimed Dr. Robert J. Shillman, Chairman of Cognex. “We set new quarterly records for both revenue and net income during what is typically a seasonally soft quarter for Cognex. Sales of our machine vision products were particularly strong in the factory automation market; in fact, we set a new quarterly revenue record in that market as well.”

“Cognex had an outstanding quarter in Q3 of 2013,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue increased significantly both year-on-year and sequentially as a result of the continued strong execution of our growth plans. We are particularly pleased with the performance of our ID products business.”

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2013

  Revenue increased 13% from Q3 2012 and 5% from Q2 2013. Growth came from the factory automation market, where revenue increased 18% year-on-year and 7% sequentially to set a new quarterly record of $72 million. A notable contributor to factory automation revenue in Q3 2013 was volume orders for ID products received for logistics applications.
  Gross margin was 76% for Q3 2013, Q3 2012 and Q2 2013.
  Research, Development & Engineering (RD&E) spending increased 22% from Q3 2012 and 2% from Q2 2013. The increase year-on-year and sequentially was due to the company’s investment in new product development.
  Selling, General & Administrative (SG&A) spending increased 18% from Q3 2012 and 2% from Q2 2013. The increase year-on-year was due to Cognex’s sales force expansion and employee-related costs, commissions and professional fees. On a sequential basis, those higher costs were partially offset by the timing of marketing initiatives, lower stock option expense and savings from employee vacation time taken during Q3.
  The tax rate was 13% in Q3 2013 compared to 19% in both Q3 2012 and Q2 2013. Excluding discrete tax items, the tax rate for these periods was 19%, 21% and 19%, respectively (tax adjustments are summarized in Exhibit 2). The tax rate, excluding tax adjustments, decreased year-on-year due to a higher percentage of income being earned in lower-tax jurisdictions.

Balance Sheet Highlights – September 29, 2013

  Cognex’s financial position as of September 29, 2013, was very strong, with no debt and $444,000,000 in cash and investments. During Q3 2013, Cognex spent approximately $16,000,000 to repurchase 563,000 shares of its common stock on the open market at an average split-adjusted price of $28.72 per share. The company intends to continue to repurchase shares of its common stock in Q4 2013, subject to market conditions and other relevant factors.

Financial Outlook

  Cognex expects revenue for Q4 2013 to be between $93 million and $96 million. Gross margin is expected to continue in the mid-70% range. Operating expenses are expected to increase by up to 4% on a sequential basis. The effective tax rate is expected to be 19%.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), (2) the impact of currency exchange rate fluctuations from non-GAAP revenue (because period-to-period comparisons are better understood by assuming constant exchange rates), and (3) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, October 31, 2013. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1624698.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 900,000 vision-based products, representing over $3.5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, expected areas of growth, future product mix, research and development activities, stock repurchases and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance on revenue from the automotive industry; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue, including in Asia; (6) fluctuations in foreign currency exchange rates; (7) the loss of a large customer; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect Cognex proprietary technology and intellectual property; (15) involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business systems disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Sept. 29,	Jun. 30,	Sept. 30,	Sept. 29,	Sept. 30,
	2013	2013	2012	2013	2012

Revenue	$90,788	$86,510	$80,076	$258,190	$242,111

Cost of revenue (1)	21,348	21,150	19,506	61,921	59,113

Gross margin	69,440	65,360	60,570	196,269	182,998
Percentage of revenue	76%	76%	76%	76%	76%

Research, development, and engineering expenses (1)	12,184	11,887	10,002	35,392	30,663
Percentage of revenue	13%	14%	12%	14%	13%

Selling, general, and administrative expenses (1)	33,877	33,300	28,765	99,344	89,441
Percentage of revenue	37%	38%	36%	38%	37%

Operating income	23,379	20,173	21,803	61,533	62,894
Percentage of revenue	26%	23%	27%	24%	26%

Foreign currency gain (loss)	(442)	76	(409)	(303)	(1,077)

Investment and other income	771	517	692	1,797	3,369

Income before income tax expense	23,708	20,766	22,086	63,027	65,186

Income tax expense	2,981	3,946	4,281	9,897	13,332

Net income	$20,727	$16,820	$17,805	$53,130	$51,854
Percentage of revenue	23%	19%	22%	21%	21%

Earnings per weighted-average common and common-equivalent share (2):
Basic	$0.24	$0.19	$0.21	$0.61	$0.61
Diluted	$0.23	$0.19	$0.20	$0.59	$0.59

Weighted-average common and common-equivalent shares outstanding (2):
Basic	87,339	87,044	85,824	87,578	85,554
Diluted	89,359	88,714	87,258	89,450	87,220

Cash dividends per common share (2)	$-	$-	$0.055	$-	$0.160

Cash and investments per common share (2)	$5.08	$4.90	$4.84	$5.08	$4.84

Book value per common share (2)	$7.31	$7.07	$7.05	$7.31	$7.05

(1) Amounts include stock option expense, as follows:
Cost of revenue	$193	$224	$125	$707	$608
Research, development, and engineering	546	650	385	2,009	1,735
Selling, general, and administrative	1,481	1,907	982	5,583	4,452
Total stock option expense	$2,220	$2,781	$1,492	$8,299	$6,795

(2) Prior period share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in Q3 of 2013.

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Sept. 29,	Jun. 30,	Sept. 30,	Sept. 29,	Sept. 30,
	2013	2013	2012	2013	2012
Adjustment for stock option expense

Operating income (GAAP)	$23,379	$20,173	$21,803	$61,533	$62,894
Stock option expense	2,220	2,781	1,492	8,299	6,795
Operating income (Non-GAAP)	$25,599	$22,954	$23,295	$69,832	$69,689
Percentage of revenue (Non-GAAP)	28%	27%	29%	27%	29%

Net income (GAAP)	$20,727	$16,820	$17,805	$53,130	$51,854
Stock option expense	2,220	2,781	1,492	8,299	6,795
Tax effect on stock options	(721)	(910)	(479)	(2,725)	(2,212)
Net income (Non-GAAP)	$22,226	$18,691	$18,818	$58,704	$56,437
Percentage of revenue (Non-GAAP)	24%	22%	24%	23%	23%

Net income per diluted share (GAAP) (1)	$0.23	$0.19	$0.20	$0.59	$0.59
Stock option expense per diluted share	0.03	0.03	0.03	$0.10	0.08
Tax effect on stock options	(0.01)	(0.01)	(0.01)	$(0.03)	(0.02)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.25	$0.21	$0.22	$0.66	$0.65

(1)	Prior period per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in Q3 of 2013.

Exclusion of tax adjustments

Income before income tax expense (GAAP)	$23,708	$20,766	$22,086	$63,027	$65,186

Income tax expense (GAAP)	$2,981	$3,946	$4,281	$9,897	$13,332
Effective tax rate (GAAP)	13%	19%	19%	16%	20%

Tax adjustments:
Discrete tax events	(1,523)	-	(357)	(2,078)	(357)
	(1,523)	-	(357)	(2,078)	(357)

Income tax expense excluding tax adjustments (Non-GAAP)	$4,504	$3,946	$4,638	$11,975	$13,689
Effective tax rate (Non-GAAP)	19%	19%	21%	19%	21%

Currency impact on certain revenue
	Growth	Impact of	Growth
	over Q2 2013	Currency	over Q2 2013
	(GAAP)	in Q3 2013	(Non-GAAP)
Total revenue	5%	1%	4%

Factory automation revenue	7%	1%	6%

Factory automation revenue from Europe	10%	2%	8%

Factory automation revenue from Japan	-5%	1%	-6%

	Growth	Impact of	Growth
	over Q3 2012	Currency	over Q3 2012
	(GAAP)	in Q3 2013	(Non-GAAP)
Total revenue	13%	-1%	14%

Factory automation revenue	18%	1%	17%

Factory automation revenue from Europe	21%	6%	15%

Factory automation revenue from Japan	-13%	-22%	9%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	September 29,	December 31,
	2013	2012

Assets

Cash and investments	$443,738	$388,520

Accounts receivable	48,832	42,387

Inventories	27,625	26,182

Property, plant, and equipment	35,565	34,820

Goodwill and intangible assets	93,579	96,459

Other assets	43,411	39,237

Total assets	$692,750	$627,605

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$38,824	$36,405

Income taxes	4,480	6,225

Deferred revenue and customer deposits	11,722	12,690

Shareholders' equity	637,724	572,285

Total liabilities and shareholders' equity	$692,750	$627,605

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Nine-months Ended
	Sept. 29,	Jun. 30,	Sept. 30,	Sept. 29,	Sept. 30,
	2013	2013	2012	2013	2012

Revenue	$90,788	$86,510	$80,076	$258,190	$242,111

Revenue by division:
Modular Vision Systems Division	86%	86%	85%	86%	85%
Surface Inspection Systems Division	14%	14%	15%	14%	15%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	37%	35%	36%	36%	35%
Europe	31%	31%	30%	31%	31%
Asia	22%	21%	22%	22%	20%
Japan	10%	13%	12%	11%	14%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	80%	78%	77%	78%	75%
Web and surface inspection	14%	14%	15%	14%	15%
Semiconductor and electronics capital equipment	6%	8%	8%	8%	10%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com